PERFORMANCE: HISTORICAL & SIMULATED DATA 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 90% 100% 110% 120% 130% 140% 150% 160% As of March 28, 2024 HSBC Vantage+ Performance YTD Return 1.90% 3 Year Return -3.03% 5 Year Return 1.26% 1 Year Volatility 6.06% Annualized Volatility * 5.91% * Data from Jan 2019 thru Mar 2024 calculated on a per annum percentage basis. See ”Use of simulated returns”. Source: Bloomberg and HSBC. See ”Risks relating to the index” and ”Important Informa-tion”. Vantage+ Index includes an 0.85% per annum index maintenance fee, subtracted on a daily basis. The graph and table above set forth the hypothetical back-tested performance of the Index from January 1, 2013 through March 28, 2024. The Index has only been calculated by Solactive AG since November 8, 2019. The hypothetical back-tested performance of the Index set forth in the graph and table above was calculated using the selection criteria and methodology employed to calculate the Index since its inception on November 8, 2019. KEY DRIVERS OF PERFORMANCE » Prioritizing Performing Assets - Minimizing cash in the monthly portfolio by attempting to find a 5% volatility portfolio without it, only turning to cash if unable to achieve the target volatility. » Volatility Management System - Once the porfolio is selected, the Index applies leverage to bring exposure to 6% volatility, enabling dynamic reaction to changing market conditions, and allowing for exposure greater than 100%. » Higher Equity Allocation - The Index provides greater maximum allocation to developed and emerging market equities compared to some other target volatility momentum strategies. AVERAGE MONTHLY ALLOCATION: HISTORICAL & SIMULATED Jan-24 Feb-24 Mar-24 12 Month Average SPY 3.88% 5.37% 25.75% 7.70% SPLV 10.73% 17.06% 18.17% 14.38% IWM 0.00% 0.00% 0.00% 0.00% QQQ 6.11% 9.88% 6.49% 7.79% EFA 0.00% 0.00% 0.00% 1.45% Developed Equities Max 60% Sub total 20.72% 32.31% 50.41% 31.32% TLT 0.00% 0.00% 0.00% 0.00% LQD 26.56% 21.14% 0.00% 17.23% HYG 15.00% 15.00% 14.36% 14.52% Developed Bonds Max 90% Sub total 41.56% 36.14% 14.36% 31.75% EEM 0.00% 0.00% 0.00% 0.00% EMB 3.81% 0.74% 2.55% 6.32% Emerging Markets Max 30% Sub total 3.81% 0.74% 2.55% 6.32% IYR 0.00% 0.00% 0.00% 0.00% R Max 30% eal Assets GLD 18.91% 15.81% 17.69% 16.63% Sub total 18.91% 15.81% 17.69% 16.63% Inflation Max 5% TIP 5.00% 5.00% 5.00% 5.00% Cash if needed Cash 10.00% 10.00% 10.00% 8.97% All Vantage+ allocation data prior to November 8, 2019 is hypothetical. See ”Use of Simulated Returns”. HSBC Vantage+ Index Monthly Report March 2024

AVERAGE YEARLY ASSET CLASS ALLOCATION - HISTORICAL & SIMULATED 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 (Mar YTD) 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% Developed Equities Developed Bonds Emerging Markets Real Assets Inflation Cash AVERAGE YEARLY CASH ALLOCATION - HISTORICAL & SIMULATED 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Mar YTD Average Cash Allocation 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% 30.6% 0.0% 11.7% 15.9% 10.0% MONTHLY PERFORMANCE - HISTORICAL & SIMULATED Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Annual 2024 -0.60% -0.10% 2.62% 1.90% 2023 1.27% -2.33% 2.42% 0.58% -2.52% 1.61% 1.40% -1.95% -3.53% -0.41% 4.06% 1.90% 2.21% 2022 -3.72% -0.66% -0.34% -3.53% -0.14% -3.02% 1.53% -2.19% -2.81% -0.01% 2.27% -0.55% -12.59% 2021 -2.06% -2.11% -0.90% 1.43% 0.77% 0.97% 1.77% 0.51% -3.64% 3.06% -1.00% 2.63% 1.21% 2020 2.53% -2.36% -1.54% 0.22% -0.12% 0.27% 0.97% 0.15% -0.64% -1.35% 3.29% 0.89% 2.19% 2019 1.56% -0.45% 1.92% -0.34% 1.53% 2.29% 0.26% 4.19% -1.55% 0.29% -0.58% 1.33% 10.81% 2018 4.50% -3.08% -0.33% -0.79% 0.39% -0.72% 0.56% 0.78% -2.24% -5.99% 0.80% -2.09% -8.27% All Vantage+ allocation data prior to November 8, 2019 is hypothetical. See ”Use of Simulated Returns”. INDEX INFORMATION Index Owner HSBC Bank plc Currency USD Volatility Target 6.0% Bloomberg Ticker HSIEVPLS Index Index Composition Up to 13 ETFs plus Cash Calculation Agent/Index Administrator Solactive AG Website vantageplus.gbm.hsbc.com HSBC Vantage+ Index Monthly Report March 2024

Risk relating to the index • Solactive AG may adjust the Index in a way that aects its level, and Solactive AG has no obligation to consider your interests. • The Index comprises notional assets. • The Index may not be successful and may not outperform any alternative strategy that might be employed in respect of the ETFs, or achieve ints target volatility. • The Index has a very limited operating history and may perform in unanticipated ways. • The Index is subject to market risks. • If the market values of the ETFs change, the level of the Index and the market value of any linked structured investment may not change in the same manner. • The Index may perform poorly during periods characterized by shor-term volatility. • The level of the Index includes the deduction of the ICE LIBOR USD 3 Month interest rate and a fee. • An investment linked to the Index carries the risks associated with the Index’s momentum investment strategy. • The Index may be partially uninvested. • Correlation of performances among the ETFs may reduce the performance of the Index. • Changes in the value of the ETFs may oset each other. Please see the risk factors section of the relevant oering document for any HSBC-issued investment linked to the Index for a full description of the risks relating to the Index. Important disclaimer information investments. The material presented does not constitute and should not be construed as a recommendation to enter into a securities or derivatives transaction. Before investing treatment and other relevant information. mentioned in this document or in options, futures or other derivatives based thereon. this free writing prospectus may relate. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in the related oering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-8118049. HSBC Bank plc and Solactive AG The Index is proprietary to HSBC Bank plc. No use or publication may be made of the Index, or any ots provisions or values, without the prior written consent of HSBC Bank plc. Neither HSBC Bank plc nor its duly appointed successor, acting as index owner (the ”Index Owner”), nor Solactive AG or its duly appointed successor, acting as index administrator (”Index Administrator”) and index calculation agent (”Index Calculation Agent”), are obliged to enter into or promote transactions or investments that are linked to the Index. The Index Owner makes no express or implied representations or warranties as to (a) the advisability of purchasing or assuming any risk in connection with any transaction or investment linked to the Index, (b) the levels at which the Index stands at any particular time on any particular date, (c) the results to be obtained by any party from the use of the may be based on information obtained from various publicly available sources. The Index Administrator and the Index Calculation Agent have relied on these sources and have not Use of simulated returns The Index was launched on November 8, 2019 and therefore has limited historical performance. As a result, limited actual historical performance information is available for you investment decision than would be the case if the Index had a longer trading history. Hypothetical back-tested performance prior to the launch of the Index provided in this document refers to simulated performance data created by applying the Index’s calculation methodologies to historical prices of the underlying constituents and the reference rate. In addition, because certain of the Index Constituents (SPLV, HYG, EEM, EMB, GLD, and TIP) were not in existence at the start of the back-tested period, adjustments have been made to calculate their performance prior to their inception. Such simulated performance dta has been produced by the retroactive application of a back-tested methodology in hindsight, and may give more preference towards underlying constituents that have performed well in the past. The hypothetical back-tested annualized performance and annualized volatility of the Index have inherent limitations. These performance and volatility results were a guarantor outure results. calculated during that period, and should not be relied upon as an indication of the Index’s future performance. ©2024 HSBC USA Inc. All rights reserved. All resources: Solactive, HSBC, Bloomberg, from January 1, 2003 to March 28, 2024 ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-277211 April 02, 2024 HSBC Vantage+ Index Monthly Report March 2024